Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS THIRD QUARTER 2005 RESULTS
- Third Quarter Earnings Per Share Were $0.98 -
- Comparable Earnings Per Share Up 20% on 14% Higher Revenue -
     MIAMI, October 26, 2005 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) were $0.98 for the three-month period ended September 30, 2005, compared with $0.83 in the year-earlier period. EPS in the year-earlier period included $0.01 related primarily to the gain on sale of the final parcel of the Company’s former headquarters complex. Excluding the previous year’s gain, EPS for the third quarter were up 20%. Net earnings for the third quarter of 2005 were $63.3 million, compared with $54.3 million in the year-earlier period. All business segments reported improved results, led by the Fleet Management Solutions (FMS) business segment.
     Revenue for the third quarter of 2005 was $1.49 billion, up 14% from $1.31 billion in the same period last year, with all business segments reporting revenue growth. FMS business segment revenue was up 10%, reflecting higher fuel costs, and continued growth in the rental product line. Commercial rental revenue for the quarter increased 4% compared with the year-earlier period. Supply Chain Solutions (SCS) business segment revenue grew 28% compared with the year-earlier period. Dedicated Contract Carriage (DCC) business segment revenue increased 10% from the year-earlier period. SCS revenue growth was related primarily to increased management of subcontracted transportation. In addition, SCS and DCC revenue grew due to new and expanded business in all industry groups, and pricing increases associated with higher fuel costs.
     “We delivered strong earnings with comparable EPS that were 20% higher on a 14% revenue increase,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “Our performance this quarter reflects continuing progress toward our profitable growth objectives.

Special recognition also goes to our employees for their focused efforts before, during and after Hurricanes Katrina and Rita, which enabled Ryder to minimize many of the operational and fuel-related issues that reportedly affected other businesses.”
Year-to-Date Operating Results
     Revenue for the nine months ended September 30, 2005 was $4.20 billion, up 11% from $3.79 billion in the same period of 2004. EPS were $2.60 for the first nine months of 2005 compared with $2.33 for the same period of 2004. EPS included a $0.12 income tax benefit related to a change in Ohio income tax law in 2005 and a $0.23 gain from the sale of the Company’s former corporate headquarters facility in 2004. Excluding the income tax benefit and gain on the headquarters sale, year-to-date 2005 EPS were up 19% to $2.48. EPS for the first nine months also included a $0.01 benefit related to net restructuring and other recoveries in 2005 and a $0.03 charge related to restructuring and other recoveries in 2004.
Third Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.
     In the FMS business segment, revenue in the third quarter of 2005 was $1.01 billion, up 10% compared with $918.7 million in the year-earlier period. Operating revenue (revenue excluding fuel) in the third quarter of 2005 was $728.6 million, up 2% compared with $713.6 million in the year-earlier period. Fuel revenue for the third quarter of 2005 increased 38% compared with the same period in 2004 due primarily to higher fuel pricing as a result of market cost increases. Full service lease revenue for the third quarter of 2005 was $447.4 million, up 1% from the year-earlier period due to favorable foreign exchange rates. Ryder’s third quarter

2005 commercial rental revenue grew 4% from the year-earlier period, reflecting higher pricing. Contract maintenance and contract-related maintenance revenue increased 6% in the third quarter of 2005 compared with the same period last year due primarily to the implementation of initiatives aimed at growing these types of services.
     The FMS business segment’s NBT increased to $102.6 million in the third quarter of 2005, up 20% compared with $85.8 million in the same period of 2004. This increase related primarily to improved commercial rental results, higher used vehicle sales gains resulting from stronger volume and pricing, fuel, and lower overhead costs. These improvements were partially offset by hurricane-related charges. Business segment NBT as a percentage of operating revenue was 14.1% in the third quarter of 2005, up 210 basis points compared with 12.0% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, third quarter 2005 revenue totaled $433.4 million, up 28% from $338.5 million in the comparable period in 2004. SCS revenue grew due to increased management of subcontracted transportation, new and expanded business in all industry groups, and pricing increases associated with higher fuel costs. Third quarter 2005 operating revenue (revenue excluding subcontracted transportation) was $254.3 million, up 9% compared with $233.6 million in the year-earlier period.
     The SCS business segment’s NBT was $10.6 million in the third quarter 2005, up 9% from $9.8 million in the same quarter of 2004. The earnings increase was related to new and expanded business and lower overhead spending, partially offset by lower volumes on certain automotive accounts and lower margins in the Company’s Brazil operations. Third quarter 2005 NBT for the business segment as a percentage of operating revenue was 4.2%, flat compared with the same quarter of 2004.

Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, third quarter 2005 revenue totaled $139.0 million, up 10% compared with $125.9 million in the third quarter of 2004. Operating revenue (revenue excluding subcontracted transportation) in the third quarter of 2005 was $134.6 million, up 10% from $122.7 million in the year-earlier period. Revenue grew due to new and expanded business and pricing increases associated with higher fuel costs.
     The DCC business segment’s NBT in the third quarter of 2005 was $9.2 million, up 22% compared with $7.5 million in the same period of 2004. Business segment NBT was positively impacted by new and expanded business, as well as lower safety and other operating costs. Business segment NBT as a percentage of operating revenue was 6.8% in the third quarter of 2005, up 70 basis points from 6.1% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. CSS costs are predominantly allocated to the various business segments. In the third quarter of 2005, CSS costs were $51.1 million, compared with $54.8 million in the year-earlier period. The decrease was due primarily to lower operating costs related to the insourcing and renegotiation of several information technology infrastructure services.
Capital Expenditures
     Capital expenditures are used primarily to purchase revenue-earning equipment (trucks, tractors and trailers) to support two product lines within Ryder’s Fleet Management Solutions business segment. The full service lease product line utilizes capital for the purchase of new and replacement vehicles to support the needs of customers under long-term contracts that typically run from four-to-six years. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $1.15 billion for the first nine months of 2005, compared with $843.4 million in the same period of 2004. Net capital expenditures (including proceeds from the sale of assets) were $893.8 million through the third quarter of 2005, up from $580.2 million in the same period of 2004. The increase in capital expenditures reflects planned higher spending for replacement of full service lease vehicles.
Free Cash Flow and Leverage
     Free cash flow for the first nine months of 2005 was a negative $348.4 million compared with a positive $161.8 million for the year-earlier period, primarily due to the funding requirements associated with higher capital spending and income tax payments, which included a $176.0 million payment related to the previously disclosed resolution of the 1998 to 2000 federal tax audit. Balance sheet debt as of September 30, 2005 increased by $435.1 million compared with year-end 2004. The leverage ratio for balance sheet debt as of September 30, 2005 was 137%, compared with 118% at year-end 2004. Total obligations to equity as of September 30, 2005 were 146%, up from 129% at year-end 2004. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets.
     Commenting on the Company’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach stated, “This performance, along with our recently announced share repurchase program, reflects our commitment to deliver value to shareholders through sales growth, margin improvement and a more efficient capital structure. The Company remains well positioned to grow the business and take advantage of strategic opportunities.”

Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “Ryder responded to challenging factors in the third quarter and continued to make strong progress toward our goal of profitable growth for all business segments. Looking ahead, we expect new business and expansion activity to continue, and we have significant remaining opportunities to improve our cost structure. Our fourth quarter forecast includes some restructuring costs that are expected to produce benefits in future periods.”
     He continued, “We are establishing a fourth quarter 2005 EPS forecast of $0.89 to $0.94, resulting in a new full-year 2005 earnings forecast of $3.49 to $3.54 per share, up from our previous forecast of $3.42 to $3.52 per share.” This forecast excludes the impact of implementing a new accounting standard, FIN 47, which is required to be adopted by all companies on December 31, 2005. FIN 47 addresses the accounting for conditional asset retirement obligations related primarily to underground storage tanks. The cumulative effect of adopting FIN 47 in the fourth quarter is estimated to be a charge of $0.04 to $0.06 per share.
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.
     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the ninth consecutive year, Ryder was featured in the 2005 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the eighth consecutive year, Ryder has been named a top five third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2004 revenue of more than $5 billion, Ryder ranks 381st on the Fortune 500.
     For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, increased competition from vehicle manufacturers and large service providers, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, unexpected reserves or losses due to the effects of Hurricanes Katrina and Rita on our operations and the economy, increases in fuel prices, availability of qualified drivers, our ability to manage our cost structure and changes in government regulations, including regulations regarding vehicle emissions. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings webcast is scheduled for Wednesday, October 26, 2005, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.
Þ To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG2789498 and Passcode: RYDER.

Þ To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-567-0396 (outside U.S. dial 1-402-998-1770) and use the Passcode: 1025, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com.
64-05

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2005 and 2004
(In millions, except per share amounts)

	Three Months		Nine Months
	2005	2004	2005	2004

Revenue	$1,490.6	1,305.9	$4,196.1	3,787.1

Operating expense	657.2	589.9	1,902.6	1,690.1
Salaries and employee-related costs	314.6	300.3	928.6	917.5
Subcontracted transportation	183.5	108.0	425.1	300.5
Depreciation expense	188.1	178.1	556.3	528.8
Gains on vehicle sales, net	(12.3)	(8.4)	(38.1)	(25.8)
Equipment rental	25.2	27.5	77.3	80.1
Interest expense	31.3	24.8	89.1	75.4
Miscellaneous income, net	(2.1)	(0.4)	(7.4)	(4.3)
Restructuring and other recoveries, net	(0.4)	(1.3)	(0.6)	(20.5)

	1,385.1	1,218.5	3,932.9	3,541.8

Earnings before income taxes	105.5	87.4	263.2	245.3
Provision for income taxes	42.2	33.1	95.1	92.3

Net earnings	$63.3	54.3	$168.1	153.0

Earnings per common share — Diluted:
Net earnings	$0.98	0.83	$2.60	2.33

Weighted-average shares outstanding — Diluted	64.5	65.5	64.8	65.7

Memo: EPS Impact of restructuring and other recoveries, net	$—	0.01	$0.01	0.20

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in millions)

	(unaudited)
	September 30,	December 31,
	2005	2004
Assets:

Cash and cash equivalents	$140.5	101.0
Other current assets	1,201.6	1,126.7
Revenue earning equipment, net	3,633.3	3,331.7
Operating property and equipment, net	485.5	479.6
Other assets	583.1	598.9

	$6,044.0	5,637.9

Liabilities and shareholders’ equity:

Current liabilities (including current portion of long-term debt)	$1,278.3	1,454.8
Long-term debt	1,888.6	1,393.7
Other non-current liabilities (including deferred income taxes)	1,260.2	1,279.2
Shareholders’ equity	1,616.9	1,510.2

	$6,044.0	5,637.9

SELECTED KEY RATIOS

	September 30,	December 31,
	2005	2004
Debt to equity	137%	118%
Total obligations to equity (a) *	146%	129%

	Twelve months ended September 30,
	2005	2004
Return on average shareholders’ equity	15.1%	14.1%
Return on average assets	4.0%	3.6%
Average asset turnover	96.6%	92.9%
Return on capital*	7.8%	7.5%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2005 and 2004
(Dollars in millions)

	Three Months			Nine Months
	2005	2004	B(W)	2005	2004	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$447.4	$444.0	0.8%	$1,334.6	$1,319.1	1.2%
Contract maintenance	34.0	34.5	(1.5%)	101.9	102.6	(0.7%)
Contract-related maintenance	48.3	43.1	12.2%	146.2	131.5	11.2%
Commercial rental	183.4	176.7	3.8%	511.0	475.0	7.6%
Other	15.5	15.3	0.9%	47.6	53.1	(10.3%)
Fuel	282.2	205.1	37.6%	763.7	571.0	33.8%

Total Fleet Management Solutions	1,010.8	918.7	10.0%	2,905.0	2,652.3	9.5%
Supply Chain Solutions	433.4	338.5	28.0%	1,155.1	986.6	17.1%
Dedicated Contract Carriage	139.0	125.9	10.4%	400.8	377.7	6.1%
Eliminations	(92.6)	(77.2)	(20.0%)	(264.8)	(229.5)	(15.4%)

Total revenue	$1,490.6	1,305.9	14.1%	$4,196.1	3,787.1	10.8%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$102.6	85.8	19.6%	$262.4	223.2	17.6%
Supply Chain Solutions	10.6	9.8	8.7%	25.4	25.7	(0.9%)
Dedicated Contract Carriage	9.2	7.5	22.4%	24.8	22.6	9.5%
Eliminations	(8.2)	(8.0)	(3.8%)	(23.3)	(23.4)	0.5%

	114.2	95.1	20.1%	289.3	248.1	16.6%
Unallocated Central Support Services	(9.1)	(9.0)	(1.6%)	(26.7)	(23.3)	(14.7%)

Earnings before restructuring and other recoveries, net and income taxes	105.1	86.1	22.0%	262.6	224.8	16.8%
Restructuring and other recoveries, net	0.4	1.3	(65.7%)	0.6	20.5	(96.9%)

Earnings before income taxes	105.5	87.4	20.7%	263.2	245.3	7.3%
Provision for income taxes	42.2	33.1	(27.3%)	95.1	92.3	(3.0%)

Net earnings	$63.3	54.3	16.7%	$168.1	153.0	9.9%

Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2005 and 2004
(Dollars in millions)

	Three Months			Nine Months
	2005	2004	B(W)	2005	2004	B(W)
Fleet Management Solutions

Total revenue	$1,010.8	918.7	10.0%	$2,905.0	2,652.3	9.5%
Fuel revenue	(282.2)	(205.1)	37.6%	(763.7)	(571.0)	33.8%

Operating revenue *	$728.6	713.6	2.1%	$2,141.3	2,081.3	2.9%

Segment net before tax earnings	$102.6	85.8	19.6%	$262.4	223.2	17.6%

Earnings before income taxes as % of total revenue	10.1%	9.3%		9.0%	8.4%

Earnings before income taxes as % of operating revenue *	14.1%	12.0%		12.3%	10.7%

Supply Chain Solutions

Total revenue	$433.4	338.5	28.0%	$1,155.1	986.6	17.1%
Subcontracted transportation	(179.1)	(104.9)	70.7%	(413.5)	(293.8)	40.7%

Operating revenue *	$254.3	233.6	8.9%	$741.6	692.8	7.0%

Segment net before tax earnings	$10.6	9.8	8.7%	$25.4	25.7	(0.9%)

Earnings before income taxes as % of total revenue	2.4%	2.9%		2.2%	2.6%

Earnings before income taxes as % of operating revenue *	4.2%	4.2%		3.4%	3.7%

Memo: Fuel costs	$23.8	15.9	(49.7%)	$66.5	46.5	(43.0%)

Dedicated Contract Carriage

Total revenue	$139.0	125.9	10.4%	$400.8	377.7	6.1%
Subcontracted transportation	(4.4)	(3.2)	39.8%	(11.6)	(6.7)	74.1%

Operating revenue *	$134.6	122.7	9.7%	$389.2	371.0	4.9%

Segment net before tax earnings	$9.2	7.5	22.4%	$24.8	22.6	9.5%

Earnings before income taxes as % of total revenue	6.6%	6.0%		6.2%	6.0%

Earnings before income taxes as % of operating revenue *	6.8%	6.1%		6.4%	6.1%

Memo: Fuel costs	$24.9	18.2	(36.8%)	$67.7	52.3	(29.4%)

*	Non-GAAP financial measure

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — UNAUDITED
Periods ended September 30, 2005 and 2004
(In millions, except per share amounts)
FREE CASH FLOW RECONCILIATION

	Nine Months
	2005	2004
Net cash provided by operating activities	$469.1	656.5
Net cash used in investing activities	(817.5)	(494.7)
Free cash flow *	$(348.4)	161.8

DEBT TO EQUITY RECONCILIATION

	September 30,		December 31,
	2005	% to Equity	2004	% to Equity
On-balance sheet debt	$2,218.3	137%	$1,783.2	118%
PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	145.4		161.1

Total obligations *	$2,363.7	146%	$1,944.3	129%

EPS RECONCILIATION

	Three Months		Nine Months
	2005	2004	2005	2004
Earnings per share	$0.98	0.83	$2.60	2.33
Less: Tax change	—	—	0.12	—
Gain on sale of headquarters, after tax	—	0.01	—	0.23

Earnings per share excluding tax change and headquarters complex sale*	$0.98	$0.82	$2.48	$2.09

RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2005	2004
Net earnings — as reported [1]	$230.8	192.4
Restructuring charges (recoveries), net	2.2	(17.0)
Income taxes	118.3	114.7

Earnings before net restructuring charges (recoveries) and income taxes	351.3	290.1
Interest expense	113.8	101.1
Implied interest expense from off-balance sheet debt	7.0	9.2

Adjusted earnings before income taxes	472.1	400.4
Adjusted income taxes	(182.7)	(149.2)

Adjusted net earnings* [2]	$289.4	$251.2

Average total debt	$2,035.3	1,822.6
Average shareholders’ equity	1,530.6	1,365.3

Total capital — as reported [3]	3,565.9	3,187.9
Average off-balance sheet debt	160.4	149.3

Adjusted total capital * [4]	$3,726.3	$3,337.2

Return on capital — as reported [1] / [3]	6.5%	6.0%

Return on capital * [2] / [4]	7.8%	7.5%

(a)	Discounted at the incremental borrowing rate at lease inception.

*	Non-GAAP financial measure

Note: Earnings per share amounts are calculated independently for each component and may not be additive due to rounding.